Exhibit 99.1

Voyager Oil and Gas Provides Bakken and Niobrara Operations Update

BILLINGS, MONTANA — January 24, 2011 — Voyager Oil & Gas, Inc. [OTCBB: VYOG] (“Voyager”) today provides an operational update regarding its Bakken and Niobrara activity.

Williston Basin Bakken and Three Forks

Voyager currently controls approximately 24,000 net acres in the Williston Basin, primarily in Williams and McKenzie Counties, North Dakota and Richland County, Montana.  Voyager currently has a working interest in 23 gross wells, 6 of which are producing, 6 are in the completion process and 11 are drilling or preparing to drill.  At the end of 2010, Voyager had spud 18 Bakken wells, in line with their previous estimates.  In 2011, Voyager expects to spud approximately 50 gross and 5 net Bakken wells.  J.R. Reger, CEO commented: “2010 was an excellent first year for Voyager, which should provide the foundation for growth in 2011.”

J.R. Reger continued, “We believe the outlook for Voyager in 2011 is strong.  We intend to continue our focus on acreage acquisition, development and working with excellent industry operators.  Voyager is poised to make significant progress on its operations goals in the most exciting and economic oil resource play in the United States.”

The following table illustrates recent Bakken and Three Forks wells in which we are participating:

OPERATOR	WELL NAME	COUNTY	STATUS	INTEREST	BOEPD
Slawson	Ripper #1-22H	Mountrail, ND	Producing	1.11%	2,369
Brigham	Ross-Alger 6-7 #1H	Mountrail, ND	Producing	7.71%	3,070
Brigham	Larsen 3-10 #1H	Williams, ND	Producing	0.10%	3,090
Oasis	Andre 5501 13-4H	Williams, ND	Producing	11.06%	1,300
Oasis	Somerset 5602 12-17H	Williams, ND	Producing	3.59%	972
Oasis	Ellis 5602 42-8H	Williams, ND	Producing	0.22%	1,057
Slawson	Vixen #1-19-30H	Mountrail, ND	Completing	2.28%
Brigham	Knoshaug 14-11 #1-H	Williams, ND	Completing	0.52%
Oasis	Horne 5603 44-9H	Williams, ND	Completing	0.37%
EOG	Lostwood 13-25H	Mountrail, ND	Completing	0.52%
Brigham	Kalil Farm 14-23 #1H	Williams, ND	Completing	1.50%
Brigham	Swindle 16-9 1-H	Roosevelt, MT	Completing	18.75%
EOG	Sidonia 38-3019H	Mountrail, ND	Drilling	0.12%
EOG	Wilson 150-99-29-32-1H	McKenzie, ND	Drilling	0.39%

Brigham	Gibbins 1-12 #1-H	Williams, ND	Drilling	2.73%
EOG	Sidonia 31-3019H	Mountrail, ND	Drilling	0.12%
Oasis	Montague 5501 13-3H	Williams, ND	Drilling	16.51%
Whiting	Johnson 34-8H	McKenzie, ND	Drilling	0.39%
Ursa	Storvik 7-6 #1H	Richland, MT	Preparing	25.15%
Petro Hunt	Storhaug 157-100 #1-1H	Williams, ND	Preparing	3.14%
EOG	Hardscrabble	Williams, ND	Preparing	0.29%
Slawson	Loon Federal 1-24-25H	Mountrail, ND	Preparing	6.66%
XTO	Woodrow 24X-32	Williams, ND	Preparing	2.08%

D-J Basin Niobrara

Voyager currently controls an interest in 44,000 net acres in the D-J Basin Niobrara play in a joint venture with Slawson Exploration.  Voyager recently participated with Slawson Exploration in three previously announced Niobrara test wells in Weld County, Colorado.  Two of the wells, Moonshine #1-36H and Outlaw #16-11-66H experienced significant hydrocarbon shows during drilling and have delineated an additional 22 high-grade locations to be drilled in 2011.  Moonshine #1-36H produced at a peak rate of 650 barrels of oil per day and experienced stabilized production with artificial lift.  Outlaw #16-11-66H, the third test well was recently completed on January 15, 2011 and is currently being tested and prepared for artificial lift.

Slawson Exploration has completed the construction of drilling pads for 22 additional Niobrara drilling locations in Weld County, Colorado.  Surface casing has been set on all 22 locations which increased the term on each lease by one year.  All 22 of these wells are high-grade locations and have been delineated by the Moonshine and Outlaw wells. Based on the costs of the first three wells, Slawson expects drilling and completion costs for the next 22 wells to be approximately $3.2 million per location, $1 million less than original AFE estimates.  The next three Slawson Niobrara wells will be drilled in succession, starting the week of January 24th.  These wells are the Joker 36-9-62, Smuggler 16-10-62 and Birds of Prey 36-10-61.  These wells are in direct proximity to the Moonshine and Outlaw wells.

J.R. Reger, CEO of Voyager Oil & Gas, commented, “We are excited to participate in the D-J Basin Niobrara play with Slawson Exploration.  This year we plan to begin a development stage focusing on our 22 high-graded Niobrara locations.  We also plan to acquire additional acreage in the core Niobrara prospect.  The Niobrara is extremely impressive as an emerging oil resource play and will only increase as techniques evolve.”

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 138,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,200 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy, growth prospects, expectations with respect to wells spud in 2011, plans for additional acreage acquisitions and anticipated well outputs are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices, including those described in our public filings with the Securities and Exchange Commission.